Exhibit 8.1

[Letterhead of Hogan & Hartson L.L.P.]

September 17, 2003

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2397

Ladies and Gentlemen:

We have acted as special tax counsel to PS Business Parks, Inc., a California corporation (the “Company”), in connection with the sale by Acquiport Two Corporation (the “Selling Stockholder”) of 3,010,265 shares of the Company’s common stock, par value $.01 per share (the “Stock”), pursuant to the terms of the Underwriting Agreement, dated September 15, 2003, by and among the Company, the Selling Stockholder and P.S. Business Parks, L.P., a California limited partnership, as more fully described in the Company’s prospectus supplement dated September 15, 2003 (the “Prospectus Supplement”) to the Company’s prospectus dated June 2, 1999 (the “Prospectus”). In connection therewith, we have been asked to provide to you with an opinion regarding certain federal income tax matters related to the Company. Unless otherwise defined herein, each term used herein with initial capitalized letters has the meaning given to such term in the Prospectus or Prospectus Supplement.

Basis for Opinions

The opinions set forth in this letter are based on our best judgment regarding the application of relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies endorsed in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and that might result in material modifications of our opinions.

Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination made by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions

PS Business Parks, Inc.

September 17, 2003

set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:

(1) the Prospectus and the Prospectus Supplement (including the exhibits thereto and all amendments thereto made through the date hereof);

(2) the Amended and Restated Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of December 17, 1997, by and among Public Storage Properties XI, Inc., American Office Park Properties, Inc., a California corporation (“AOPP”) and Public Storage, Inc. (“PSI”);

(3) the Agreement of Limited Partnership of PS Business Parks, L.P. (the “Operating Partnership”) dated as of March 17, 1998, as amended through the date hereof;

(4) the Restated Articles of Incorporation of the Company as filed with the California Secretary of State on March 17, 1998, as amended through the date hereof (the “Articles of Incorporation”);

(5) the Agreement of Contribution and Merger dated December 23, 1997, by and among AOPP, New York State Common Retirement Fund, Acquiport Two Corporation, Acquiport Three Corporation and AOPP Acquisition Corp. Three;

(6) the Common Stock Purchase Agreement, dated January 23, 1998, by and among AOPP, ABKB/La Salle Securities Limited Partnership, Harvard Private Capital Realty, Inc., Cohen & Steers Capital Management, Inc., Morgan Stanley Asset Management, certain Fidelity entities and Stanford University; and

(7) such other instruments and documents related to the organization and operation of the Company as we have deemed necessary or appropriate.

PS Business Parks, Inc.

September 17, 2003

The opinions set forth in this letter also are premised on certain written representations of the Company contained in a letter addressed to Hogan & Hartson L.L.P. dated on or about the date hereof regarding the assets, operations, and activities of the Company (the “Management Representation Letter”).

We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinions. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Prospectus, Prospectus Supplement and the Management Representation Letter. We consequently have relied upon the representations contained therein and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinions. Without limiting the foregoing, we have not undertaken to review and determine the tax status, as a partnership for federal income tax purposes, of each limited partnership and each limited liability company in which the Company owns an interest. Instead, we have, with the Company’s consent, relied upon the Company’s representations, set forth in the Management Representation Letter, as to the status of these entities for federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for federal income tax purposes, and the Company were considered to own more than 10% of the outstanding voting securities of such entity (or for taxable years beginning after December 31, 2000, more than either (i) 10% of the voting power or (ii) 10% of the total value of the outstanding securities of such entity, unless the entity were to qualify and elect to be treated as a “taxable REIT subsidiary” under the applicable provisions of the Code), that would preclude the Company from qualifying as a “real estate investment trust” for federal income tax purposes and therefore would have a material adverse impact on the opinions set forth herein.

In our review, we have assumed, with your consent, that all of the obligations imposed by any documents on the parties thereto have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that the Company, the Operating Partnership, Tenant Advantage, Inc. and PSCC, Inc. have been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and in the Prospectus and Prospectus Supplement. We also have assumed the genuineness of all signatures,

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September 17, 2003

the proper execution of all documents that are executed, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Finally, we have assumed that any statement in the Management Representation Letter that are made “to the knowledge of “belief of” or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification.

We also have assumed for the purposes of this opinion, without inquiry with respect thereto, that (i) the Company is a validly organized and duly incorporated corporation under the laws of the State of California, (ii) the Operating Partnership is a duly organized and validly existing partnership under the laws of the State of California, and (iii) AOPP made an election to be taxed as a REIT for its taxable year ended December 31, 1997, and has not revoked such election for its short taxable year ending at the effective time of the merger of AOPP with and into the Company (the “AOPP Merger”) and that as of December 31, 1997, AOPP did not have any undistributed “earnings and profits” (as defined for purposes of Section 857(a)(2) of the Code) that were accumulated in a taxable year of AOPP, Acquiport Three Corporation, or any other “C corporation” prior to December 31, 1997. In the event any of the statements, representations, or assumptions upon which we have relied in rendering this opinion is incorrect or incomplete, our opinion could be adversely affected and may not be relied upon.

Opinions

Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:

1. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code for the taxable years ended December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002, and the Company’s current organization and method of operation (as described in the Prospectus, Prospectus Supplement and the Management Representation Letter) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2003 and thereafter.

PS Business Parks, Inc.

September 17, 2003

2. The discussion in the Prospectus Supplement under the heading “Certain Federal Income Tax Considerations,” to the extent that it describes provisions of federal income tax law, is correct in all material respects.

We note that the statements in the Prospectus Supplement under the heading “Certain Federal Income Tax Considerations” supercede the statements in the Prospectus under the heading “Certain Federal Income Tax Considerations” and we give no opinion as to the correctness of those statements in the Prospectus under the heading “Certain Federal Income Tax Considerations.” An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion.

We assume no obligation to advise you of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.

The Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus and Prospectus Supplement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of distributions to stockholders, and the diversity of its share ownership. Hogan & Hartson L.L.P. will not review the Company’s compliance with these requirements on a continuing basis. No assurance can be given that the actual results of operations of the Company or the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to its shareholders and the diversity of the Company’s share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

In this regard, we are expressing our opinion only as to the specific matters set forth in the numbered paragraphs under the caption “Opinions.” The Company’s ability to qualify as a REIT also depends upon the Company not having any “earnings and profits” accumulated in any prior taxable year of the Company or any of its predecessors. The calculation of “earnings and profits” depends upon a number of factual and legal interpretations related to the activities and operations of the Company and its corporate affiliates during their entire corporate existence

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September 17, 2003

and is subject to review and challenge by the IRS. The Company has represented to us for purposes of our opinion that the Company does not have and has not had at the close of any prior taxable year of the Company or any of its predecessor or subsidiaries, any undistributed “earnings and profits.” There can be no assurance, however, that the IRS will not examine the tax returns of the Company and its predecessors and their affiliates for all years prior to the AOPP Merger and propose adjustments to increase their taxable income, which could result in the Company being considered to have undistributed “earnings and profits” at the close of its taxable year commencing January 1, 1997, in which event the Company would not qualify as a REIT for such year and possibly subsequent years.

This opinion letter has been prepared solely for your use in connection with the sale by the Selling Stockholder of the Stock and speaks only as of the date hereof. This opinion may not be relied upon by you or any other person other than in connection with the sale of the Stock. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Form 8-K. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.